Prospectus Supplement filed under Rule 424(b)(3)
                                                    No. 333-07899

                      Prospectus Supplement

The Prospectus dated August 13, 1996, relating to the offer for resale of up to $200,650,000 aggregate principal amount of the Continental Airlines, Inc. 6-3/4% Convertible Subordinated Notes due April 15, 2006 is hereby supplemented as follows:

1)   The Principal Amount of Registered Notes held by "Prudential
     Securities Inc." is increased to $10,900,000 as of May 1, 1997.

2)   The Principal Amount of Registered Notes held by "Merrill
     Lynch, Pierce, Fenner & Smith Inc." is $852,000 as of May 7,
     1997.

3)   The Principal Amount of Registered Notes held by "Salomon
     Brothers Inc" is increased to $2,752,000 as of May 7, 1997.

     The date of this Prospectus Supplement is May 7, 1997.